EXHIBIT 10.5

December 8, 2016

Stacia Andersen
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Dear Stacia:

We are writing to confirm our recent discussions regarding your May 19, 2016 Separation Agreement with your prior employer.

As you know and as we have discussed, the Separation Agreement contains a provision that states that it prohibits you from recruiting, soliciting or enticing, directly or indirectly, for employment, any employee of your prior employer or any of its affiliated companies, absent written authorization signed by an authorized officer of your prior employer (the “Provision”). The Provision states that it is effective through December 31, 2017.

Abercrombie believes that the Provision is potentially unenforceable. Nonetheless, out of an abundance of caution, Abercrombie expects that you will abide by the Provision. In that regard, you have confirmed that you have not recruited, solicited, or enticed any employee of your prior employer to become an employee of Abercrombie, and that you will not do so through the end of December 31, 2017.

More specifically, as we have discussed, you have confirmed that:

•	You have not directly or indirectly recruited, solicited, or enticed any person employed by your prior employer to become an employee of Abercrombie;

•	You have not identified any person employed by your prior employer as a potential recruit to any person employed by or on behalf of Abercrombie;

•	You have been instructed by Abercrombie not to directly or indirectly recruit, solicit, or entice any person employed by your prior employer to become an employee of Abercrombie;

•
To the extent Abercrombie (without your input) recruits any employee of your prior employer (a “Recruit”), you have been instructed to have no direct or indirect contact with any Recruit about his or her prospective employment until he or she has been offered employment by Abercrombie, and has accepted such employment;

•	A “wall” has been erected preventing you from discussing any Recruit’s recruitment and interview process with anyone employed by or on behalf of Abercrombie.

Given the measures taken by Abercrombie and by you, we believe that you are in complete compliance with the Provision. We believe that any litigation filed regarding the Provision would be meritless, and defeated. However, regardless of its merits, there is still a possibility that litigation could be filed.

Accordingly, given your representations regarding your compliance with the Provision, and the measures taken by Abercrombie and you to ensure compliance with the Provision, in the event that litigation regarding the Provision is filed or threatened, Abercrombie will help you defend those legal proceedings, and will indemnify you and hold you harmless from any loss resulting from such legal proceedings.

Stacia, we appreciate your assistance and candor in discussing this matter.

Very Truly Yours,

/s/ John Gabrielli
John Gabrielli
SVP- Human Resources